Exhibit 99.1

Aravive Reports Fourth Quarter and Full Year 2021

Financial Results and Provides Corporate Updates

●	Reported positive data from Phase 1b trials of batiraxcept in clear cell renal cell carcinoma and pancreatic adenocarcinoma in 1Q’22; on track to report updated data in 2Q’22
●	Dosed first patient in Phase 2 trial of batiraxcept in ccRCC in January 2022; on track to report preliminary data in 2Q’22
●	Additional biomarker data from Phase 1b ccRCC trial anticipated in 2Q’22
●	Strengthened balance sheet with $20 million investment by Eshelman Ventures, LLC and a healthcare-focused institutional investor in 1Q’22 providing anticipated cash runway into 1Q’23; Appointed Fred Eshelman, Pharm.D., Executive Chairman of Aravive Board of Directors

Houston, TX, March 31, 2022 - Aravive, Inc. (Nasdaq: ARAV, “the Company”), a late clinical-stage oncology company developing targeted therapeutics to treat metastatic disease, today announced fourth quarter and full year ended December 31, 2021 financial results and provided corporate updates.

“In 2021, Aravive made significant progress in advancing the clinical development of batiraxcept for the potential treatment of ovarian, kidney and pancreatic cancer,” said Gail McIntyre, Ph.D., DABT, Chief Executive Officer of Aravive. “We initiated the registrational Phase 3 trial of batiraxcept in ovarian cancer and recently reported positive safety and efficacy data from the ongoing Phase 1b trials of batiraxcept in clear cell renal cell carcinoma and pancreatic cancer. We are encouraged by batiraxcept's early profile in patients across each of these life-threatening cancers with unmet medical needs and are laser-focused on building value for patients and shareholders.”

Recent Corporate Highlights

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Batiraxcept in Platinum Resistant Ovarian Cancer (PROC): Aravive dosed the first patient in the registration directed Phase 3 trial in April 2021 and is on track to complete enrollment in 2H’22. Topline data from the trial is anticipated to be available in 2Q’23 and the Company expects to be ready to potentially file a BLA during 4Q’23. The global, randomized, double-blind, placebo-controlled Phase 3 trial is evaluating efficacy and tolerability of batiraxcept at a dose of 15 mg/kg in combination with paclitaxel versus placebo in combination with paclitaxel. The trial aims to enroll 350 platinum resistant, high-grade serous ovarian cancer patients who have received 1-4 prior lines of therapy.

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Batiraxcept in Clear Cell Renal Cell Carcinoma (ccRCC) and Serum-Based Biomarker: Aravive dosed the first patient in the Phase 1b portion of the Phase 1b/2 trial of batiraxcept in patients with ccRCC in March 2021 and completed enrollment and reported positive preliminary data in November 2021. In March 2022, the Company announced positive updated data and new biomarker data from the Phase 1b portion of the trial in patients with ccRCC. Aravive had previously reported an observable correlation of baseline levels of serum soluble AXL (sAXL)/GAS6 to clinical activity in its Phase 1b PROC trial. As such, one of the objectives of the ongoing Phase 1b/2 ccRCC trial is to evaluate the correlation of baseline sAXL/GAS6 with radiographic response in patients with ccRCC treated with batiraxcept plus cabozantinib. The company anticipates to continue to provide updated biomarker data throughout 2022.

As of February 4, 2022, 26 patients with ccRCC were treated with batiraxcept in the Phase 1b portion of the trial at doses of 15 mg/kg (n=16) and 20 mg/kg (n=10), plus cabozantinib 60 mg daily in previously treated (2L+) patients with ccRCC. There were no dose limiting toxicities observed at either dose and at a median follow up of 4.9 months, 92% of patients remained on study. The best overall response rate (ORR, confirmed + unconfirmed) in the ITT population was 46% and 56% in patients dosed with 15 mg/kg (the recommended Phase 2 dose). The best ORR in the biomarker high population was 63%, and 75% in the biomarker high population dosed at 15 mg/kg. The 6-month progression-free survival (PFS) rate was 79% in the ITT population, 77% in the biomarker high population, and 91% in the 15 mg/kg biomarker high group. The company is on track to report additional updated results from the Phase 1b portion of the trial in the second quarter of 2022.

In January 2022, Aravive dosed the first patient in the Phase 2 portion of the Phase 1b/2 clinical trial of batiraxcept in combination with cabozantinib for the treatment of ccRCC. The company is on track to report preliminary results from the Phase 2 portion of the trial in the second quarter of 2022. The Phase 2 portion of the Phase 1b/2 trial of batiraxcept in ccRCC is an open-label study and aims to enroll 55 patients across three parts.

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Batiraxcept in Pancreatic Adenocarcinoma: In August 2021, Aravive dosed the first patient in the Phase 1b portion of its Phase 1b/2 trial of batiraxcept in combination with gemcitabine and nab-paclitaxel as a first-line treatment in patients with advanced or metastatic pancreatic adenocarcinoma who are eligible to receive gemcitabine and nab-paclitaxel combination therapy. Enrollment was completed in January 2022. As of February 4, 2022, 13 patients have been treated with 15 mg/kg batiraxcept in combination with gemcitabine and nab-paclitaxel as a first-line treatment. Analysis of all safety data to date demonstrates that batiraxcept has been generally well-tolerated with no unexpected safety signals. The best ORR was 31% and all patients have had at least eight weeks of follow-up (one radiological image). The company is on track to report additional updated data from the Phase 1b portion of the trial in the second quarter of 2022.

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Strengthened Balance Sheet: In January 2022, Aravive raised approximately $10.0 million from the sale of a pre-funded warrant to purchase 4,545,455 shares of the company’s common stock to Eshelman Ventures, LLC at a price of $2.20 per share, which was the consolidated closing bid price of the company’s common stock on The Nasdaq Global Select Market on December 31, 2021. Additionally, Fred Eshelman, Pharm.D., was appointed the Executive Chairman of Aravive, having served as the Non-Executive Chairman of the board since April 2020. In March 2022, the Company raised an additional approximately $10.0 million from the sale of common stock and a pre-funded warrant for an aggregate of a combination of 4,850,241 shares of the company’s common stock and pre-funded warrants to a single healthcare-focused institutional investor and Eshelman Ventures, LLC and issued warrants to purchase an additional aggregate of 4,850,241 shares of common stock in a registered direct offering priced at-the-market under Nasdaq rules. Combined, the additional capital infusions strengthen the Company’s financial position and fund operations as currently planned into 1Q’23.

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Expanded Board of Directors: In May 2021, the Company appointed John A. Hohneker, M.D., Sigurd C. Kirk, and Peter T.C. Ho, M.D., Ph.D. to its Board. These independent directors strengthen oversight and broaden the Company’s technical capabilities in clinical and business development.

Fourth Quarter and Full Year 2021 Financial Results

Revenue for the three and twelve months ended December 31, 2021 was $1.0 million and $7.4 million, respectively, compared with $5.7 million for the same periods in 2020. Revenues for 2021 and 2020 were derived solely from the Company’s collaboration and license agreement with 3D Medicines, executed in November 2020 to develop and commercialize batiraxcept in oncology indications in Greater China. Revenues represent a portion of initial signing and milestone payments received from 3D Medicines that is recognized at the time of the receipt and a portion of the payments that is deferred and recognized over the PROC trial period.

Total operating expenses for the three and twelve months ended December 31, 2021 were $14.6 million and $48.1 million, respectively compared with $9.7 million and $36.5 million, respectively, for the same periods in 2020. Non-cash stock-based compensation for the three and twelve months ended December 31, 2021 was $0.6 million and $2.3 million, respectively compared with $0.4 million and $2.0 million, respectively, for the same periods in 2020. In addition, during the twelve months ended December 31, 2020, there were non-recurring non-cash charges for impairment of the Company’s right-of-use asset and leasehold improvements of $5.8 million.

For the three and twelve months ended December 31, 2021, Aravive reported a net loss of $13.0 million and $39.2 million, or $0.62 per share and $1.95 per share, respectively compared to a net loss of $4.0 million and $30.5 million, or $0.25 per share and $1.93 per share, respectively, for the same periods in 2020.

Cash Position

As of December 31, 2021, cash and cash equivalents were $59.4 million, compared to $60.5 million as of December 31, 2020. In January 2022, Aravive announced an approximately $10.0 million investment by Eshleman Ventures and in March 2022, Aravive announced an additional approximately $10 million investment by a healthcare-focused institutional investor and Eshelman Ventures, LLC. The combined approximately $20 million in new capital strengthened the Company’s financial position ahead of multiple anticipated clinical milestones throughout 2022 for each of the Company’s three ongoing clinical programs. The Company anticipates that its current cash and cash equivalents will fund operating plans into 1Q’23.

About Aravive

Aravive, Inc. is a late clinical-stage oncology company developing targeted therapeutics to treat metastatic disease. Our lead product candidate, batiraxcept (formerly AVB-500), is an ultra-high affinity decoy protein that binds to GAS6, the sole ligand that activates AXL, thereby inhibiting metastasis and tumor growth, and restoring sensitivity to anti-cancer agents. Batiraxcept has been granted Fast Track Designation by the U.S. FDA and Orphan Drug Designation by the European Commission in platinum-resistant recurrent ovarian cancer. Batiraxcept is in an active registrational Phase 3 trial in platinum resistant ovarian cancer (NCT04729608), a Phase 1b/2 trial in clear cell renal cell carcinoma (NCT04300140), and a Phase 1b/2 trial in pancreatic adenocarcinoma (NCT04983407). Additional information at www.aravive.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions and include statements regarding the additional biomarker data from Phase 1b ccRCC trial anticipated in 2Q’22, anticipated cash runway into 1Q’23, reporting updated data in 1H’22 from the Phase 1b trials of batiraxcept in clear cell renal cell carcinoma and pancreatic adenocarcinoma, completing enrollment in  the registration directed Phase 3 trial in the second half of 2022, topline data from the trial being available in the second quarter of 2023 and being ready to potentially file a BLA during the fourth quarter of 2023; continuing to provide updated biomarker data throughout 2022, being on track to report additional updated results from the Phase 1b portion of the trial for the treatment of ccRCC in the second quarter of 2022, being on track to report preliminary results from the Phase 2 portion of the trial for the treatment of ccRCC in the second quarter of 2022, being on track to report additional updated data from the Phase 1b portion of the trial of batiraxcept in combination with gemcitabine and nab-paclitaxel as a first-line treatment in patients with advanced or metastatic pancreatic adenocarcinoma in the second quarter of 2022,  the anticipated enrollment of 55 patients across three part in the Phase 2 portion of the Phase 1b/2 trial of batiraxcept in ccRCC and the capital infusions funding operations into 1Q’23. Forward-looking statements are based on current beliefs and assumptions, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement as a result of various factors, including, but not limited to, risks and uncertainties related to: the ability to report data from the current clinical trials in accordance with current timelines,, the data from patients treated in the future with batiraxcept being consistent with the results reported, the ability to enroll the expected number of patients, the impact of COVID-19 on the Company's clinical strategy, clinical trials, supply chain and fundraising, the Company's ability to expand development into additional indications, the Company's dependence upon batiraxcept, batiraxcept’s ability to have favorable results in clinical trials and ISTs, the clinical trials of batiraxcept having results that are as favorable as those of preclinical and clinical trials, the ability to receive regulatory approval, potential delays in the Company's clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that batiraxcept may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that the Company may encounter difficulties in manufacturing batiraxcept; if batiraxcept is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing the Company's intellectual property rights; the Company's reliance on its licensor of intellectual property and financing needs. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, recent Current Reports on Form 8-K and subsequent filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Aravive, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(unaudited)
Revenue
Collaboration revenue	$985	$5,685	$7,442	$5,685
Total revenue	985	5,685	7,442	5,685
Operating expenses
Research and development	12,194	6,535	37,541	17,620
General and administrative	2,448	3,199	10,550	13,065
Loss on impairment of long-lived assets	—	—	—	5,784
Total operating expenses	14,642	9,734	48,091	36,469
Loss from operations	(13,657)	(4,049)	(40,649)	(30,784)
Interest income	8	4	37	255
Other income (expense), net	693	(1)	1,461	(14)
Net loss	$(12,956)	$(4,046)	$(39,151)	$(30,543)
Net loss per share- basic and diluted	$(0.62)	$(0.25)	$(1.95)	$(1.93)
Weighted-average common shares used to compute basic and diluted net loss per share	20,998	16,183	20,070	15,790

Aravive, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2021	2020

Assets:
Cash and cash equivalents	$59,424	$60,541
Restricted cash	2,431	2,430
Other assets	3,725	1,781
Operating lease right-of-use assets	2,207	2,958
Total assets	$67,787	$67,710
Liabilities and stockholders' equity:
Accounts payable and accrued liabilities	$11,073	$4,823
Deferred revenue	8,119	6,315
Operating lease obligation	6,373	8,517
Total liabilities	25,565	19,655
Total stockholders' equity	42,222	48,055
Total liabilities and stockholders’ equity	$67,787	$67,710

Contact:

Marek Ciszewski, J.D.

Vice President, Investor Relations

marek@aravive.com

(562) 373-5787